EXHIBIT 10.13
                                                                   -------------

                                 Redington, Inc.




                              Engagement Agreement
                              Delcath Systems, Inc.
                                FIVE PAGES IN ALL


DELCATH SYSTEMS, INC. ("CLIENT") HAS ENGAGED REDINGTON, INC.("REDINGTON"), A CONNECTICUT CORPORATION, TO PERFORM CERTAIN INVESTOR RELATIONS SERVICES OUTLINED BELOW BETWEEN NOVEMBER 1, 2000 AND OCTOBER 31, 2001 AND WHICH MAY BE AGREED FROM TIME TO TIME IN THE FUTURE BY BOTH PARTIES.


REDINGTON WILL IMPLEMENT THE FOLLOWING PROGRAMS AND ACTIVITIES WHICH ARE MORE FULLY DESCRIBED IN THE SHEET ENTITLED "PROGRAM ELEMENTS" ATTACHED HERETO AS EXHIBIT A:

1.      Production and distribution of Delcath At A Glance.

2. Outbound/Inbound contacts in the total amount of 600 hours by the Redington Investor Contact Unit (ICU) to the Redington Retail Database over the 12-month program period with a planned utilization of 100-125 hours monthly during the first three months of the program.

3.      Advise on Delcath investor presentation; revise road show deck.

4.      Staging of investor road shows in twelve US markets.

5.      Editing of corporate news release during program period.

6. Senior staff services as budgeted for above items 2, 3, 5 and counseling and advice on all investor/financial communications programs and issues during program period.



AGENCY PROFESSIONAL SERVICES:

COSTS FOR ON-GOING AGENCY PROFESSIONAL SERVICES TOTAL $52,000, AND COSTS FOR SERVICES FOR SPECIAL PROJECTS TOTAL $68,000, OR A TOTAL OF $120,000 AS FOLLOWS:

1. $36,000 for Redington Investor Contact Unit (ICU) outbound/inbound broker contract program; average 50 hours monthly (total 600 hours) at $000/hr. vs. normal rate of $125/hr.

2. $16,000 for 00 hours program management, counseling, client meetings, reports, correspondence, editing of news releases, billed at $000/hr vs. normal rate of $250/hr.

3. $60,000 for audience development, logistical staging and on-site management of twelve market road shows.

4. $8,000 for research, writing, editing, production supervision of Delcath At A Glance.

AGENCY SERVICES FOR SENIOR STAFF AND ICU (#1 AND #2 ABOVE) ARE BILLED IN ADVANCE MONTHLY ($4,333) AND AGENCY SERVICES FOR SPECIAL PROJECTS (#3 AND #4) ARE BILLED ONE-HALF IN ADVANCE AND ONE-HALF ON COMPLETION. STATE SALES TAXES MAY APPLY TO THESE CHARGES.

OUT-OF-POCKET DISBURSEMENTS:

For the 12 month period in the following approximate categories and allocations:

Typesetting/Printing At A Glances                                        $ 6,500
Mail AAGs/Kits/Invites                                                     8,000
Meeting Hospitality/AV 12 Mtgs/$2,500 Avg. Ea.                            30,000
Long Distance Telephone - Meetings                                         4,200
Long Distance Telephone - Ongoing                                          4,800
FAX/FAX Broadcast                                                          4,500
FedEx                                                                      2,500
Agency Travel                                                              6,500
Contingencies                                                              6,000

                                      Total Disbursements:               $73,000

DISBURSEMENTS ARE BILLED MONTHLY AS INCURRED OR EARLIER IN THE CASE OF COMPLETED SPECIAL PROJECTS. LONG DISTANCE PHONE IS BILLED AT A FLAT RATE OF $350 MONTHLY AND $400 FOR EACH ROAD SHOW.

COMPENSATION PROVISIONS

Agency services compensation under this program totaling $191,000 will be paid net 10 days to Redington as provided for herein.

All out-of-pocket disbursements incurred by Redington on behalf of Client will be paid net 10 days to Redington as provided for herein. The disbursement budget in this agreement is approximate to the best of Redington's ability to estimate such expenses in advance of project execution. No expenses beyond the total presented in said budget will be committed without prior written approval of Client.

INCENTIVE COMPENSATION PROVISIONS

Client will issue Redington a warrant (the "Incentive Warrant") upon execution of this agreement for the purchase of $150,000 shares of Client Common Stock at an exercise price of $6.60 (Base Price) for five years with cashless exercise and ownership transfer provisions. The Incentive Warrant, which expires on April 30, 2005, vests as follows:

   1.   25,000 shares upon start of program
   2.   50,000 shares upon meeting call provisions of the IPO Unit Warrants
   3.   25,000 shares upon share price goal of 75% above the Base Price
   4.   12,500 shares upon share price goal of 100% above the Base Price
   5.   37,500 shares upon share price goal of 75% above the Base Price

All provisions of the first vesting event (25,000 warrants) are met upon execution of this agreement.

All provisions of the second vesting event (50,000 warrants) are met when the call provisions of the Warrants issued as part of the Client's IPO Unit offering are met, whether or not client elects or is able to execute the call. If provisions of the second vesting event are met, Client additionally agrees to make payment to Redington of either $125,000 or 20,000 fully paid shares of Client common stock. The choice of payment is the decision of Redington if 75 percent or more of subject warrants are exercised, or if less than 75 percent of subject warrants are exercised , the choice of payment is the decision of the Client. Whichever the outcome, the payments to Redington will be made to within 15 days of the second vesting event's provisions being met.

All provisions of the third and fourth vesting events (37,500 shares) are deemed met when the average closing price on the principal exchange of trading the company's shares is at or above the goal on eight of any 10 consecutive trading days between the dates of November 1, 2000 and April 30, 2002.

All provisions of the fifth vesting event (37,500 shares) are deemed met when the average closing price on the principal exchange of trading the company's shares is at or above the goal during the last three weeks of the 12th month and the first week of the 13th month following the effective date of the client IPO, or if 50 percent or more of the so-called "Founder's" shares to have been sold in a private or best-efforts, or underwritten transaction at any price by the end of the 14th week following the effective date of the Client IPO.

Any of the above goals can be met sequentially or simultaneously.

The actual number of shares of Common Stock awarded under this program will be adjusted for any stock splits and the rights of the warrant holder with regard to any dividends or any restructuring will be the same as if the warrant holder held the shares of Common Stock underlying the warrants at the time of any such actions.

Client agrees to use its best efforts to provide freely tradable shares upon exercise of any part of Incentive Warrant described above or the issuance of any fully paid for Client shares and will provide piggy back registration of said shares on any registration of shares Client may undertake for other parties. If no such registration occurs within one month of any vesting of the Incentive Warrants or payment to Redington of any fully paid for Client shares, Redington can demand Client to file for registration of such shares by any means available which Client agrees to support in all respects so that a registration of Redington's shares can proceed in a timely manner. The costs of a demand registration, exclusive of costs incurred by Client in preparation of customary or other documents issuer's are or may be required to provide for such a registration, will be born by Redington unless any other warrant or shareholder of Client seeks piggyback registration with the Redington registration, in which case all reasonable costs of the registration, including all reasonable costs already incurred by Redington or its agents, will be paid by Client. Client agrees these registration provisions will not be subordinated or otherwise changed, overridden or mitigated by any historic or future agreements or occurrences unless written approval of Redington and that any disputes will be resolved as provided for herein.

OTHER PROVISIONS

The intent of this program is to broaden sponsorship of Client in the US financial community; however, no assurances can be given that the desired result will be achieved, it being a function of many factors, most of which are not controllable by either the Client or Redington

   o Client agrees that the Redington financial community database is Redington property and will be available for Client use and activities only during the term of this agreement.

   o Client acknowledges that Redington mastheads (i.e., At A Glance, Preview, Profile and other similar mastheads that may be developed) are exclusive and will be available for client use only during this agreement; Client, however, is deemed to own the text developed for it by Redington and is free to use it at will after the expiration or termination of this program, assuming all Client financial obligations to Redington are met

   o Redington will exercise its best professional efforts in execution of this program.

   o Client will advise Redington immediately in writing of any material change in its business and, in particular, any changes that may influence an investor's decision to either buy, hold or sell Client securities.

   o Client agrees to hold Redington harmless against any action (whether or not in connection with litigation in which Redington is a party) resulting form dissemination of Client-approved written information or oral information consistent in all material respects with such written information, including any legal fees or other costs that may be reasonably incurred by Redington in defense of any such actions, or in giving testimony or furnishing documents in response to a subpoena or otherwise. Redington will give Client prompt notice of any claim asserted or threatened against Redington on the basis of which Redington intends to be held harmless as herein provided. Client may also participate at its own expense in the defense of such action.

   o Redington will not disseminate written information about Client without prior written approval from Client.

   o Either party may cancel this agreement and the cash compensation provisions on 45 days written notice. The provisions of the "Incentive Warrant's" vesting schedule will survive termination of this agreement for 90 days after written notification of such termination by either party.

   o Redington invoices are payable net 10 days upon presentation with interest of 1.5 percent on any amounts due past 30 days. In the event any dispute, controversy or claim between the parties arises out of the subject matter of this agreement or its interpretation, it shall be settled by arbitration taking place in New York, New York by a sole arbitrator acting under and pursuant to the Rules of Commercial Arbitration of the American Arbitration Association. Any award rendered shall be final and conclusive upon the parties, and a judgment thereon may be entered in the highest court of the forum, whether state or federal, having jurisdiction. The party ultimately prevailing shall be entitled to be awarded and receive in the arbitration award or judgment thereon its costs and reasonable attorney's fees incurred in connection therewith and the enforcement thereof.




        /s/                                       /s/
           --------------------                      ------------------
        M. S. Koly                                Thomas Redington
        Chief Executive Officer                   President
        Delcath Systems, Inc.                     Redington, Inc.


        Date                                      Date
             ------------------                        ----------------

Exhibit A

                              DELCATH SYSTEMS, INC.
                             Implementation Schedule
                             2002-2001 Program Year


FIRST QUARTER

Local/Opportunistic Media
Prepare/Distribute Delcath At A Glance
Stage 6 market road shows
Start Redington outbound contacts
Stage 10-15 fund manager meetings
Stage 2-3 sell-side analyst meetings
Issue corporate milestones

SECOND QUARTER

Stage 6 market road shows
Continue Redington outbound contacts
Evaluate Nova Link conference calls
Stage 2-3 sell-side analyst meetings
Stage 8-12 fund manager meetings
Opportunistic Media
Issue corporate milestones
Review program progress

THIRD QUARTER

Continue Redington outbound contacts
Edit/re-issue Delcath At A Glance
Evaluate NovaLink conference calls
Stage 3 market road shows
Stage 4-6 fund manager meetings
Opportunistic Media
Issue corporate milestones

FOURTH QUARTER

Evaluate NovaLink conference calls
Evaluate additional road shows
Stage 12-18 fund manager meetings
Opportunistic Media
Issue corporate milestones
Discuss/submit Year Two program